Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS AND REVISED 2025 OUTLOOK

•
Second Quarter Revenue was $589.6 million, a 16.8% increase over the prior year period
•
Second Quarter Net income was $27.0 million, a 94.3% increase over the prior year period
•
Adjusted EBITDA for Q2 2025 was $88.4 million, a 93.6% increase over the prior year period
•
Increased Full Year 2025 Revenue guidance greater than $2.3 billion, updated from greater than $2.15 billion
o
Increased Full Year 2025 Adjusted EBITDA guidance greater than $270 million, updated from greater than $207 million

Atlanta, Georgia (August 7, 2025) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and six-month periods ended June 28, 2025.

Jeff Shaner, Chief Executive Officer, commented, “Our second quarter results reflect the continued positive momentum in all three operating divisions as we navigate the third year of our Strategic Transformation. The quarter was highlighted by revenue and adjusted EBITDA growth of 16.8% and 93.6%, respectively, when compared to the prior year period. We continue to advocate for our patients and families to receive the value of high-quality health care in the comfort of their home. Our national footprint delivers cost-effective and high-quality home care that provides significant value to our payor and government partners. The acquisition of Thrive Skilled Pediatric Care illustrates our commitment to investing in current markets and new market expansion to facilitate growth of our core services. 2025 is shaping up to be a great year for Aveanna, and our revised guidance demonstrates the momentum we have in our business.”

Three-Month Periods Ended June 28, 2025 and June 29, 2024

Revenue was $589.6 million for the three-month period ended June 28, 2025, as compared to $505.0 million for the three-month period ended June 29, 2024, an increase of $84.6 million, or 16.8%. The overall increase in revenue was attributable to a $78.2 million increase in PDS segment revenue, a $5.5 million increase in HHH segment revenue, and a $1.0 million increase in MS segment revenue compared to the second quarter of 2024.

Gross margin was $210.8 million, or 35.8% of revenue, for the three-month period ended June 28, 2025, as compared to $158.3 million, or 31.3% of revenue, for the three-month period ended June 29, 2024, an increase of $52.5 million, or 33.2%.

Net income was $27.0 million for the three-month period ended June 28, 2025, as compared to net income of $13.9 million for the three-month period ended June 29, 2024. Net income per diluted share was $0.13 for the three-month period ended June 28, 2025, as compared to net income per diluted share of $0.07 for the three-month period ended June 29, 2024. Adjusted net income per diluted share was $0.18 for the three-month period ended June 28, 2025, as compared to adjusted net income per diluted share of $0.01 for the three-month period ended June 29, 2024. See "Non-GAAP Financial Measures - Adjusted net income (loss) and Adjusted net income (loss) per diluted share" below.

Adjusted EBITDA was $88.4 million, or 15.0% of revenue, for the three-month period ended June 28, 2025, as compared to $45.6 million, or 9.0% of revenue, for the three-month period ended June 29, 2024, an increase of $42.7 million or 93.6%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Six-Month Period Ended June 28, 2025 and June 29, 2024

Revenue was $1,148.8 million for the six-month period ended June 28, 2025, as compared to $995.6 million for the six-month period ended June 29, 2024, an increase of $153.2 million, or 15.4%. The overall increase in revenue was attributable to a $143.2 million increase in PDS segment revenue, a $7.6 million increase in HHH segment revenue, and a $2.4 million increase in MS segment revenue compared to the first six months of 2024.

Gross margin was $394.4 million, or 34.3% of revenue, for the six-month period ended June 28, 2025, as compared to $304.1 million, or 30.5% of revenue, for the six-month period ended June 29, 2024, an increase of $90.2 million, or 29.7%.

Net income was $32.2 million for the six-month period ended June 28, 2025, as compared to net income of $2.7 million for the six-month period ended June 29, 2024. Net income per diluted share was $0.16 for the six-month period ended June 28, 2025, as compared to net income per diluted share of $0.01 for the six-month period ended June 29, 2024. Adjusted net income per diluted share was $0.28 for the six-month period ended June 28, 2025, as compared to adjusted net loss per diluted share of $(0.02) for the six-month period ended June 29, 2024. See "Non-GAAP Financial Measures - Adjusted net income (loss) and Adjusted net income (loss) per diluted share" below.

Adjusted EBITDA was $155.7 million, or 13.6% of revenue, for the six-month period ended June 28, 2025, as compared to $80.5 million, or 8.1% of revenue, for the six-month period ended June 29, 2024, an increase of $75.2 million or 93.4%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Liquidity, Cash Flow, and Debt

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As of June 28, 2025, we had cash of $100.7 million and incremental borrowing capacity of $106.3 million under our securitization facility. Our revolver was undrawn, with approximately $147.0 million of borrowing capacity and approximately $23.3 million of outstanding letters of credit.
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2025 net cash provided by operating activities was $42.9 million. Free cash flow was $36.9 million for 2025. See “Non-GAAP Financial Measures - Free cash flow” below.
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As of June 28, 2025 we had bank debt of $1,469.7 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “Our second-quarter results are highlighted by revenue and Adjusted EBITDA growth of 16.8% and 93.6%, respectively, compared to the prior year. Our team’s relentless focus on operational excellence, disciplined execution, and delivering strong clinical outcomes continues to drive our improved results. In addition, our successful acquisition of Thrive Skilled Pediatric Care expands both the scale and capabilities of our pediatric services. Based on our performance and the opportunities ahead, we are pleased to raise our full-year 2025 guidance to revenue of greater than $2.3 billion and Adjusted EBITDA of greater than $270 million.”

Full Year 2025 Guidance

The following is our guidance reflecting our updated expectations for revenue and Adjusted EBITDA for the full fiscal year 2025 (year ending January 3, 2026):

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Revenue of greater than $2.3 billion, updated from greater than $2.15 billion

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of greater than $270 million, updated from greater than $207 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness, gross margin, gross margin percentage or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax expense or benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation and associated employer payroll taxes; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net income (loss) and Adjusted net income (loss) per diluted share

Adjusted net income (loss) represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income (loss) includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income (loss) per diluted share represents adjusted net income (loss) on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income (loss) and adjusted net income (loss) per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, August 7, 2025, at 10:00 a.m. Eastern Time to discuss our second quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until August 14, 2025, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13754011. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as intense competition among home health, hospice and durable medical equipment companies; our ability to maintain relationships with existing patient referral sources; our ability to have services funded from third-party payers, including Medicare, Medicaid and private health insurance companies, including as a result of changes to Medicaid to be implemented under the One Big Beautiful Bill Act; changes to Medicare or Medicaid rates or methods governing Medicare or Medicaid payments, and the implementation of alternative payment models, including but not limited to Medicare Advantage, Managed Care Organization, managed Medicaid, and other forms of managed care; any downward pressure on reimbursement resulting from further proliferation of Medicare Advantage plans; our limited ability to control reimbursement rates received for our services; delays in collection or non-collection of our patient accounts receivable, particularly during the business integration process, or when transitioning between systems associated with clinical data collection and submission, as well as billing and collection systems; healthcare reform and other regulations, including risks related to the proposed rule issued for the home health prospective payment system by Centers for Medicare & Medicaid Services; changes in the case-mix of our patients, as well as payer mix and payment methodologies; any reduction in net reimbursement if we do not effectively implement value-based care programs; the possibility that our business, financial condition and results of operations may be materially adversely affected by public health emergencies, such as a pandemic or other infectious disease outbreak; acquisition and integration of acquired businesses or assets; shortages in qualified employees and management and competition for qualified personnel; any failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach; our substantial indebtedness, which increases our vulnerability to general adverse economic and industry conditions and may limit our ability to pursue strategic alternatives and react to changes in our business and industry; our ability to identify, acquire, successfully integrate and obtain financing for strategic and accretive acquisitions; risks related to legal proceedings, claims and governmental inquiries given that the nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual

Report on Form 10-K for its 2024 fiscal year filed with the Securities and Exchange Commission on March 13, 2025, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 38 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the six-month periods ended
(dollars in thousands)	June 28, 2025	June 29, 2024
Net cash provided by (used in) operating activities	$42,937	$(10,163)
Net cash used in investing activities	$(18,330)	$(2,577)
Net cash (used in) provided by financing activities	$(8,157)	$16,459
Cash and cash equivalents at beginning of period	$84,288	$43,942
Cash and cash equivalents at end of period	$100,738	$47,661

The following table presents our long-term indebtedness as of June 28, 2025:

(dollars in thousands)
Instrument	Interest Rate	June 28, 2025
2021 Extended Term Loan (1)	S + 3.75%	$885,950
Second Lien Term Loan (1)	S + 7.00%	415,000
Revolving Credit Facility (1)	S + 3.75%	-
Securitization Facility	S + 2.75%	168,750
Total indebtedness		$1,469,700
(1) S = Greater of 0.50% or one-month SOFR, plus a CSA

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the six-month periods ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Revenue	$589,553	$504,958	$1,148,777	$995,611
Cost of revenue, excluding depreciation and amortization	378,753	346,691	754,419	691,490
Branch and regional administrative expenses	90,069	87,972	181,456	175,886
Corporate expenses	34,529	30,245	72,034	60,087
Depreciation and amortization	2,617	2,833	5,211	5,745
Acquisition-related costs	3,400	-	3,506	-
Other operating expense	151	91	316	2,411
Operating income	80,034	37,126	131,835	59,992
Interest income	129	95	261	197
Interest expense	(36,003)	(39,613)	(72,338)	(79,260)
Other (expense) income	(22)	6,371	(5,472)	24,540
Income before income taxes	44,138	3,979	54,286	5,469
Income tax (expense) benefit	(17,113)	9,927	(22,068)	(2,735)
Net income	$27,025	$13,906	$32,218	$2,734
Net income per share:
Net income per share, basic	$0.13	$0.07	$0.16	$0.01
Weighted average shares of common stock outstanding, basic	200,968	192,600	197,819	192,420
Net income per share, diluted	$0.13	$0.07	$0.16	$0.01
Weighted average shares of common stock outstanding, diluted	210,442	196,869	206,763	196,274

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$589,553	$504,958	$84,595	16.8%
Cost of revenue, excluding depreciation and amortization	378,753	346,691	32,062	9.2%
Gross margin	$210,800	$158,267	$52,533	33.2%
Gross margin percentage	35.8%	31.3%
Branch and regional administrative expenses	90,069	87,972	2,097	2.4%
Field contribution	$120,731	$70,295	$50,436	71.7%
Field contribution margin	20.5%	13.9%
Corporate expenses	$34,529	$30,245	$4,284	14.2%
As a percentage of revenue	5.9%	6.0%
Operating income	$80,034	$37,126	$42,908	115.6%
As a percentage of revenue	13.6%	7.4%

	For the six-month periods ended
(dollars in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$1,148,777	$995,611	$153,166	15.4%
Cost of revenue, excluding depreciation and amortization	754,419	691,490	62,929	9.1%
Gross margin	$394,358	$304,121	$90,237	29.7%
Gross margin percentage	34.3%	30.5%
Branch and regional administrative expenses	181,456	175,886	5,570	3.2%
Field contribution	$212,902	$128,235	$84,667	66.0%
Field contribution margin	18.5%	12.9%
Corporate expenses	$72,034	$60,087	$11,947	19.9%
As a percentage of revenue	6.3%	6.0%
Operating income	$131,835	$59,992	$71,843	119.8%
As a percentage of revenue	11.5%	6.0%
(1)
Represents the change in margin percentage year over year (or quarter over quarter).

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$486,012	$407,851	$78,161	19.2%
Cost of revenue, excluding depreciation and amortization	328,078	296,983	31,095	10.5%
Gross margin	$157,934	$110,868	$47,066	42.5%
Gross margin percentage	32.5%	27.2%		5.3%	(4)
Hours	11,053	10,336	717	6.9%
Revenue rate	$43.97	$39.46	$4.51	12.3%	(1)
Cost of revenue rate	$29.68	$28.73	$0.95	3.6%	(2)
Spread rate	$14.29	$10.73	$3.56	35.6%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$60,112	$54,630	$5,482	10.0%
Cost of revenue, excluding depreciation and amortization	27,048	25,227	1,821	7.2%
Gross margin	$33,064	$29,403	$3,661	12.5%
Gross margin percentage	55.0%	53.8%		1.2%	(4)
Home health total admissions (5)	9.8	9.4	0.4	4.3%
Home health episodic admissions (6)	7.3	7.1	0.2	2.8%
Home health total episodes (7)	12.4	11.6	0.8	6.9%
Home health episodic mix (8)	74.5%	75.5%		-1.0%
Home health revenue per completed episode (9)	$3,231	$3,093	$138	4.5%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$43,429	$42,477	$952	2.2%
Cost of revenue, excluding depreciation and amortization	23,627	24,481	(854)	-3.5%
Gross margin	$19,802	$17,996	$1,806	10.0%
Gross margin percentage	45.6%	42.4%		3.2%	(4)
Unique patients served (“UPS”)	91	94	(3)	-3.2%
Revenue rate	$477.24	$451.88	$25.36	5.4%	(1)
Cost of revenue rate	$259.64	$260.44	$(0.80)	-0.3%	(2)
Spread rate	$217.60	$191.45	$26.16	13.2%	(3)

	PDS
	For the six-month periods ended
(dollars and hours in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$946,010	$802,860	$143,150	17.8%
Cost of revenue, excluding depreciation and amortization	653,391	591,857	61,534	10.4%
Gross margin	$292,619	$211,003	$81,616	38.7%
Gross margin percentage	30.9%	26.3%		4.6%	(4)
Hours	21,940	20,600	1,340	6.5%
Revenue rate	$43.12	$38.97	$4.15	11.3%	(1)
Cost of revenue rate	$29.78	$28.73	$1.05	3.9%	(2)
Spread rate	$13.34	$10.24	$3.10	32.2%	(3)

	HHH
	For the six-month periods ended
(dollars and admissions/episodes in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$116,845	$109,243	$7,602	7.0%
Cost of revenue, excluding depreciation and amortization	53,041	50,866	2,175	4.3%
Gross margin	$63,804	$58,377	$5,427	9.3%
Gross margin percentage	54.6%	53.4%		1.2%	(4)
Home health total admissions (5)	19.5	19.5	-	0.0%
Home health episodic admissions (6)	14.8	14.7	0.1	0.7%
Home health total episodes (7)	24.5	23.7	0.8	3.4%
Home health episodic mix (8)	75.9%	75.4%		0.5%
Home health revenue per completed episode (9)	$3,193	$3,082	$111	3.6%

	MS
	For the six-month periods ended
(dollars and UPS in thousands)	June 28, 2025	June 29, 2024	Change	% Change
Revenue	$85,922	$83,508	$2,414	2.9%
Cost of revenue, excluding depreciation and amortization	47,987	48,767	(780)	-1.6%
Gross margin	$37,935	$34,741	$3,194	9.2%
Gross margin percentage	44.2%	41.6%		2.6%	(4)
Unique patients served (“UPS”)	180	186	(6)	-3.2%
Revenue rate	$477.34	$448.97	$28.37	6.1%	(1)
Cost of revenue rate	$266.59	$262.19	$4.40	1.6%	(2)
Spread rate	$210.75	$186.78	$23.97	12.4%	(3)

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and other admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents the ratio of home health episodic admissions to home health total admissions.
9)
Represents Medicare revenue per completed episode.

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Gross margin	$210,800	$158,267	$394,358	$304,121
Gross margin percentage	35.8%	31.3%	34.3%	30.5%
Branch and regional administrative expenses	90,069	87,972	181,456	175,886
Field contribution	$120,731	$70,295	$212,902	$128,235
Field contribution margin	20.5%	13.9%	18.5%	12.9%
Revenue	$589,553	$504,958	$1,148,777	$995,611

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income	$27,025	$13,906	$32,218	$2,734
Interest expense, net	35,874	39,518	72,077	79,063
Income tax expense (benefit)	17,113	(9,927)	22,068	2,735
Depreciation and amortization	2,617	2,833	5,211	5,745
EBITDA	82,629	46,330	131,574	90,277
Goodwill, intangible and other long-lived asset impairment	153	80	319	2,400
Non-cash share-based compensation	5,159	3,500	16,155	7,581
Interest rate derivatives (1)	(72)	(6,441)	5,523	(24,359)
Acquisition-related costs (2)	3,400	-	3,507	-
Integration costs (3)	2,269	388	2,543	687
Legal costs and settlements associated with acquisition matters (4)	639	173	1,678	575
Restructuring (5)	80	1,718	416	3,188
Other legal matters (6)	(6,014)	(197)	(5,938)	898
Other adjustments (7)	131	96	(50)	(717)
Total adjustments	$5,745	$(683)	$24,153	$(9,747)
Adjusted EBITDA	$88,374	$45,647	$155,727	$80,530

The following table reconciles net income to adjusted net income (loss) and presents adjusted net income (loss) per diluted share:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands, except share and per share data)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income	$27,025	$13,906	$32,218	$2,734
Income tax expense (benefit)	17,113	(9,927)	22,068	2,735
Goodwill, intangible and other long-lived asset impairment	153	80	319	2,400
Non-cash share-based compensation	5,159	3,500	16,155	7,581
Interest rate derivatives (1)	(72)	(6,441)	5,523	(24,359)
Acquisition-related costs (2)	3,400	-	3,507	-
Integration costs (3)	2,269	388	2,543	687
Legal costs and settlements associated with acquisition matters (4)	639	173	1,678	575
Restructuring (5)	80	1,718	416	3,188
Other legal matters (6)	(6,014)	(197)	(5,938)	898
Other adjustments (7)	131	96	(50)	(717)
Total adjustments	22,858	(10,610)	46,221	(7,012)
Adjusted pre-tax income (loss)	49,883	3,296	78,439	(4,278)
Income tax (expense) benefit on adjusted pre-tax income (loss) (8)	(12,471)	(824)	(19,610)	1,070
Adjusted net income (loss)	$37,412	$2,472	$58,829	$(3,208)
Weighted average shares outstanding, diluted	210,442	196,869	206,763	192,420
Adjusted net income (loss) per diluted share (9)	$0.18	$0.01	$0.28	$(0.02)

The following footnotes are applicable to tables above that reconcile (i) net income to EBITDA and Adjusted EBITDA and (ii) net income to adjusted net income (loss).

(1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other (expense) income.
(2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
(3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.5 million and $0.7 million for the three and six-month periods ended June 28, 2025, respectively, and $0.3 million and $0.6 million for the three and six-month periods ended June 29, 2024, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $1.8 million for both the three and six-month periods ended June 28, 2025, and $0.1 million for both the three and six-month periods ended June 29, 2024, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
(4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $0.4 million and $1.3 million for the three and six-month periods ended June 28, 2025, respectively, and $0.2 million and $0.6 million for the three and six-month periods ended June 29, 2024, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
(5)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations. Restructuring costs also include compensation, severance and related benefits costs associated with an executive transition plan initiated in the first quarter of 2024.
(6)
Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against the Company where certain insurance coverage is in dispute. The Company released a legal reserve related to a certain accrued legal settlement during the three and six-month periods ended June 28, 2025.

(7)
Represents: (i) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $0.1 million and $(0.1) million for the three and six-month periods ended June 28, 2025, respectively, and $0.1 million and $(0.7) million for the three and six-month periods ended June 29, 2024, respectively.
(8)
Derived utilizing a combined statutory rate of 25% for the three and six-month periods ended June 28, 2025, and June 29, 2024, respectively, and applied to the respective adjusted pre-tax income.
(9)
Adjustments used to reconcile net income per diluted share on a GAAP basis to adjusted net income (loss) per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income to adjusted net income (loss) divided by the weighted-average diluted shares outstanding during the period.

The following table reconciles net income to adjusted net income (loss) and presents adjusted net income (loss) per diluted share:

	For the three-month periods ended				For the six-month periods ended
	June 28, 2025		June 29, 2024		June 28, 2025		June 29, 2024
(dollars in thousands)	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share
Net income	$27,025	$0.13	$13,906	$0.07	$32,218	$0.16	$2,734	$0.01
Total adjustments (1)	22,858	0.11	(10,610)	(0.05)	46,221	0.22	(7,012)	(0.04)
Income tax (expense) benefit on adjusted pre-tax income (loss)	(12,471)	(0.06)	(824)	(0.01)	(19,610)	(0.10)	1,070	0.01
Adjusted net income (loss)	$37,412	$0.18	$2,472	$0.01	$58,829	$0.28	$(3,208)	$(0.02)

(1) Total adjustments agree to the net income to adjusted net income (loss) table above.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Cost of revenue, excluding depreciation and amortization	$(5,878)	$81	$(5,578)	$176
Branch and regional administrative expenses	1,599	1,561	4,837	2,874
Corporate expenses	6,451	3,958	15,599	9,335
Acquisition-related costs	3,400	-	3,506	-
Other operating expense	109	168	47	2,120
Other expense (income)	64	(6,451)	5,742	(24,252)
Total adjustments	$5,745	$(683)	$24,153	$(9,747)

The following table reconciles the net cash used in operating activities to free cash flow:

For the six-month period ended
(dollars in thousands)	June 28, 2025
Net cash provided by operations	$42,937
Purchases of property and equipment, and software	(3,477)
Principal payments of term loans	(4,600)
Principal payments of notes payable and financing lease obligations	(4,086)
Settlements with swap counterparties	6,144
Free cash flow	$36,918